Exhibit 99.1

                 RAPIDTRON RETURNS 8,180,000 SHARES TO TREASURY
                    AND HAS ISSUED 2,122,857 SHARES TO CERES

Rapidtron Inc. (OTCBB: RPDT) a leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems announced today that it is returning 8,180,000 shares to the Company's treasury as part of a stated clawback agreement based on not reaching stated financial revenues for 2003 and 2004 in connection with the November 12, 2003 Unit Purchase Agreement.

John Creel, Rapidtron President and CEO stated: "The loss of the Las Vegas Monorail contract as a result of a change in the required technology from a Smart Card system to magnetic stripe ticket was a significant cause in not reaching our projected goals. Other contributing factors the Company experienced were the delays in installing our turnstile systems in fitness clubs and resorts due to longer than anticipated delays in software integration with the facilities' software suppliers. Over the past year Rapidtron has resolved most of these issues and have successfully installed more than 180 fitness clubs and three new resorts bringing our totals to over 300 clubs and six resorts."

Further Ceres Financial Ltd. (Ceres) tendered exercise notices as part of their Escrow Agreement for warrants, dated June 21, 2005, July 29, 2005 and September 8, 2005 for a total of 2,122,857 shares of common stock at an exercise price of $.0001 per share.

In addition the Company announces that Ceres has issued a notice of default and a demand payment under the terms of the Convertible Promissory notes held by Ceres.

The Company is currently seeking additional capital to provide the Company with sufficient working capital for equipment purchases, to pay its two outstanding loans to Ceres and Oceanus and to continue its marketing strategy across North America.

John Creel, Rapidtron President and CEO stated: "Raising the additional capital the Company is currently seeking would enable us to further execute our business plan and satisfy existing demand for our smart card access systems."

The Company also announces it will continue with Brad Long to handle its investor relations. Mr. Long has over 25 years experience in financial planning, including management positions with Merrill Lynch and Thompson McKinnon Securities. Mr. Long will assist the Company in its communication with existing and prospective shareholders.

ABOUT  RAPIDTRON
Headquartered in Costa Mesa, CA, Rapidtron and its partner in Europe, AXESS AG, have installed over 2,500 Smart access gates and 1500 point-of-sale systems to transit, vacation resort and fitness markets throughout North America and Europe. Rapidtron Inc. intends to become the leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles. For more information visit: www.rapidtron.com

For investor information: Brad Long at Rapidtron: 1-800-913-8588 or brad@rapidtron.com


Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.